MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

November 5, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Commissioners:

We have read the statements made by Cab-Tive Advertising, Inc. in Item 4.01 of its Form 8-K dated October 30, 2007 filed on November 5, 2007. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of Cab-Tive Advertising Inc. contained therein.

Very truly yours,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, NV

2675 S Jones Blvd, Ste 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501